Exhibit 10.1
FORM OF
FARMER BROS. CO.
2017 LONG-TERM INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
Farmer Bros. Co. (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Award Agreement (this “Agreement”), subject to the terms and conditions of this Agreement and the Farmer Bros. Co. 2017 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into this Agreement by reference. For purposes of this Agreement, references to the “Company” shall include any Subsidiary employer, as applicable. To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

Participant:
Grant Date:
Exercise Price per Share:
Shares Subject to the Option:
Final Expiration Date:
Type of Option:
Vesting Schedule:
Subject to and conditioned upon Participant’s continued employment with the Company through the applicable Vesting Date, and further subject to the terms and conditions of this Agreement and the Plan, the Option shall vest and become exercisable as follows:

	Vesting Date	Percentage of Shares Subject to the Option Becoming Vested and Exercisable

Notwithstanding the foregoing, the Option shall be subject to accelerated vesting in certain circumstances as provided in this Agreement.
In no event shall the Option vest and become exercisable for any additional Shares following Participant’s Termination of Service.

ELECTRONIC ACCEPTANCE OF AWARD:

By clicking on the “ACCEPT” box on the “Accept Grant” page, you agree to be bound by the terms and conditions of this Agreement and the Plan. You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of the Option pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Option.

ARTICLE I.
PERIOD OF EXERCISABILITY; VESTING; FORFEITURE

1.1    Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule set forth above (the “Vesting Schedule”), except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Except as provided in Section 1.2 of this Agreement, or as otherwise provided for in the Plan or by the Administrator, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service.
1.2    Termination of Service; Change in Control.
(a)    Notwithstanding anything herein to the contrary, if Participant’s Termination of Service occurs by reason of death or Participant’s Disability, in each case, at any time prior to the final Vesting Date, subject to and conditioned upon Participant’s (or Participant’s guardian or estate, as applicable) timely execution of an effective release in a form prescribed by the Administrator, the Option shall vest and become fully exercisable as of the date of Participant’s Termination of Service.
(b)    Effect of Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, the following provisions shall apply:
(i)    In the event of Participant’s Termination of Service by the Company without Cause (other than due to death or Disability) or by Participant for Good Reason, in either case, within twenty-four (24) months following a Change in Control, subject to and conditioned upon Participant’s timely execution of an effective release in a form prescribed by the Administrator, the Option shall become fully vested and exercisable as of the date of such Termination of Service and shall expire on the first to occur of (x) the Final Expiration Date and (y) the date that is six (6) months following such Termination of Service. For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to it in Participant’s employment, services or similar agreement with the Company, and if no such agreement exists or such agreement does not contain a definition of “Good Reason”, then “Good Reason” shall mean the occurrence of any one or more of the following conditions without Participant’s consent: (i) a material diminution of Participant’s base salary, (ii) a material diminution in Participant’s authority, duties or responsibilities, or (iii) the requirement by the Company that Participant’s principal place of employment be based more than fifty (50) miles from Participant’s primary office location; provided, further, that, a termination for Good Reason will not have occurred unless Participant gives written notice to the Company of Participant’s intention to terminate employment within thirty (30) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and Participant terminates employment within sixty (60) days after the end of such thirty (30) day period.
(ii)    In the event that the Option is not continued, converted, assumed, or replaced by the successor corporation or a parent or subsidiary of the successor corporation in a Change in Control, the Option shall become fully vested and exercisable immediately prior to the consummation of such Change in Control and shall remain outstanding until the Change in Control. The Administrator may condition such accelerated vesting upon Participant’s timely execution of an effective release and/or other transaction-related documents in a form or forms prescribed by the Company.

1.3    Duration of Exercisability. The vesting schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the termination of the Option. The Option will be forfeited immediately upon its termination.
1.4    Termination of Option. The Option may not be exercised to any extent by anyone after, and will terminate and cease to be exercisable on, the first of the following to occur:
(a)    The Final Expiration Date set forth in this Agreement;
(b)    The expiration of ninety (90) days following the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability or Retirement;
(c)    The expiration of one year following the date of Participant’s death (whether such death occurs before or after Participant’s Termination of Service) or Disability or Retirement. For purposes of this Agreement, “Retirement” shall mean a voluntary resignation by the Participant when the Participant meets or exceeds the following requirements: (i) the Participant has attained at least 55 years of age and (ii) the Participant has been an employee of the Company for at least ten years of consecutive service; or
(d)    The date of Participant’s Termination of Service for Cause.
ARTICLE II.
EXERCISE OF OPTION
2.1    Person Eligible to Exercise. During the life of Participant, only Participant or a permitted transferee may exercise the Option. References to Participant, to the extent relevant in the context, will include references to any such transferee approved by the Administrator pursuant to the Plan. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary to the extent permitted by the Company in accordance with the terms of the Plan.
2.2    Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
2.3    Payment of Exercise Price. Payment of the exercise price shall be by any of the following, or a combination thereof:
(a)    By cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;
(b)    Unless the Administrator otherwise determines, (i) delivery (including telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, check or wire transfer of immediately available funds; provided, that such amount is paid to the Company at such time as may be required by the Company;
(c)    To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery (or such other date determined by the Administrator); or

(d)    To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date.
2.4    Responsibility for Taxes.
(a)    Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, employment tax, fringe benefit tax, payment on account or other tax-related items related to Participant's participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”) is and remains Participant's responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired upon exercise, and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to cooperate with the Company in satisfying any applicable withholding obligations for Tax-Related Items. In this regard, the Company, or its agents, at their discretion, may satisfy, or allow Participant to satisfy, the withholding obligation with regard to all Tax-Related Items by any of the following, or a combination thereof:
(i)    By delivery of cash, check or wire transfer of immediately available funds by Participant to the Company; provided that the Administrator may limit the use of one of the foregoing methods if one or more of the methods below is permitted;
(ii)    Unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Administrator) of a notice to the Company that the Participant has placed a market sell order with a broker acceptable to the Administrator with respect to Shares then issuable and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the tax obligations, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company an amount sufficient to satisfy the tax withholding by cash, check or wire transfer of immediately available funds; provided, that such amount is paid to the Company at such time as may be required by the Administrator; or
(iii)    To the extent permitted by the Administrator, delivery to the Company of Shares, including Shares delivered by attestation and Shares then issuable upon the Options’ exercise, valued at their Fair Market Value on the date of delivery (or such other date determined by the Administrator).
(c)    The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment of any tax withholding with regard to all Tax-Related Items as Participant’s election to satisfy all or a portion of the tax withholding pursuant to Section 2.4(b)(iii) above.

(d)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash through the Company’s normal payroll processes and will have no entitlement to the Common Stock equivalent.

(e)    Finally, Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise of the Option and/or refuse to issue or deliver the Shares or the proceeds from the sale of the Shares if Participant fails to comply with Participant's obligations in connection with the Tax-Related Items.
ARTICLE III.
OTHER PROVISIONS
3.1    Nature of Grant. In accepting the Option, Participant understands, acknowledges, and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in accordance with its terms;

(b)    the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)    all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Administrator;

(d)    the Option grant and participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Company or any other Subsidiary and shall not interfere with the ability of the Company or any other Subsidiary, as applicable, to terminate Participant's employment or service relationship (if any) at any time with or without cause;

(e)    Participant is voluntarily participating in the Plan;

(f)    the Option and any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation (if any);

(g)    the Option and any Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits, welfare benefits or other similar payments (if any);

(h)    the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty;

(i)    if the underlying Shares do not increase in value, the Option will have no intrinsic value;

(j)    if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant's Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws or the terms of Participant's employment or service agreement, if any);

(l)    unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, any services Participant may provide as a director of a Subsidiary; and

(m)    unless otherwise provided in the Plan or by the Administrator, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock.

3.2    No Advice Regarding Grant.    Neither the Company nor any Subsidiary is providing any tax, legal or financial advice, nor is any such party making recommendations regarding participation in the Plan, or Participant's acquisition or sale of the underlying Shares. Participant understands and agrees that Participant should consult with Participant's own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her awards under the Plan.

3.3    Transferability
3.4    Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
3.5    Defined Terms; Titles. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Conformity to Applicable Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
3.7    Successors and Assigns; Third-Party Beneficiaries. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the transfer provisions set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto. Each Subsidiary is an intended third-party beneficiary of any rights or entitlements conferred on any such party hereunder, and shall be entitled to enforce such rights and entitlements hereunder as if such entity was a signatory to this Agreement.
3.8    Entire Agreement and Imposition of Other Terms. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company (or between any other Subsidiary) and Participant with respect to the subject matter hereof. Nonetheless, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
3.9    Severability. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
3.10    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person.
3.11    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates a contractual arrangement between the Company and Participant only (except as expressly provided above with respect to third-party rights of Subsidiaries) and shall not be construed as creating a trust for the benefit of Participant. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
3.12    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.13    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
3.14    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
3.15    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times when Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant’s personal legal advisor on these matters.
3.16    Clawback Provisions.    In consideration of the grant of this Option, Participant agrees that this Option (including the gross amount of any proceeds, gains or other economic benefit Participant actually or constructively receives upon receipt of this Option or the receipt or resale of any Shares underlying this Option) will be subject to recoupment by the Company to the extent required to comply with Applicable Laws or any policy of the Company providing for the reimbursement of incentive compensation (including any policy adopted after the Grant Date).
3.17    Governing Law. This Agreement and the Option will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware.
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